Exhibit 99.1

Contact: Ann Kaesermann Vice President – Accounting & Investor Relations, CAO investors@mrcorp.com (713) 495-3100 NEWS RELEASE

Mission Resources Announces New Discovery,

Recompletion Success and Reaffirms 2004 Production Guidance

HOUSTON, May 4, 2004 – Mission Resources Corporation (NASDAQ: MSSN) announced today that the #1 Barry well in DeWitt County, Texas, has been completed and tested at a gross rate of 10.7 million cubic feet of gas per day (MMcf/d). Gas production from the well is expected to commence mid-May 2004 at an initial gross rate of approximately 13 to 15 MMcf/d. Additional pay zones will be completed after depletion of the existing zones. Mission Resources holds a 25% working interest in the #1 Barry well and on its proportionate share of 1,776 net acres on the prospect. Several offset locations are being reviewed for further development in the near future.

Mission has also successfully recompleted the High Island Block A-553 #A-7 well, located offshore Texas in federal waters. The well is expected to reach a combined gross production rate of approximately 15 to 18 million cubic feet of gas equivalent. Mission holds a 36.6% working interest in High Island Block A-553 and operates the property. Additional recompletion and drilling opportunities exist on this block.

“We are pleased with the results of these two wells and continue on track for our production guidance for 2004,” commented Robert L. Cavnar, Chairman, President and Chief Executive Officer. “With the success of these two wells, our production mix is now over 60% natural gas, which brings us closer to our target of 70% natural gas.”

Mission Resources Corporation is a Houston-based independent exploration and production company that drills for, acquires, develops and produces natural gas and crude oil primarily in the Permian Basin (in West Texas and Southeastern New Mexico), along the Texas and Louisiana Gulf Coast and in both the state and federal waters of the Gulf of Mexico.

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in estimating quantities of proved oil and natural gas reserves, in prospect development and property acquisitions and in projecting future rates of production, the timing of development expenditures and drilling of wells, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports the Company has filed with the Securities and Exchange Commission. Mission undertakes no duty to update or revise these forward-looking statements.

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Mission Resources Corporation        1331 Lamar, Suite 1455        Houston, Texas 77010        www.mrcorp.com